SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 15, 2006
Commission File Number: 0-7914
BASIC EARTH SCIENCE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	84-0592823

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1801 Broadway, Suite 620 Denver, Colorado	80202-3835

(Address of principal executive offices)	(Zip Code)
(303) 296-3076

(Registrant telephone including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events and Regulation FD Disclosure
On March 15, 2006 Basic Earth Science Systems, Inc. (Basic, or the Company) issued the press release attached as Exhibit 99.1 reporting on the Company’s operational activities in McKenzie County, North Dakota.
Basic reported successfully reaching the planned total depth on its previously disclosed LM #2, a 10,100 foot, vertical Rival test operated by Missouri Basin Well Service in McKenzie County, North Dakota. During drilling operations a drill stem test was conducted that indicated that the Rival interval was potentially productive. Wireline logs run at the conclusion of drilling yesterday have confirmed these indications. However, rather than set production casing, the Company along with its partners, have elected to seal-off this lower interval with cement. Basic, along with its partners, are now repositioning the drilling assembly further up the well to have sufficient room to take the wellbore horizontally into the Rival interval. Until both drilling and completion operations are finalized the Company is unable to estimate what initial production, if any, the LM #2 will deliver. However, by having both horizontal and vertical wells in this prospect, Basic and it partners will be better able to evaluate future development strategies in terms of the reserves and the rate of return that can be expected from alternative wellbore profiles. Basic has slightly less then a 20% working interest in this well. The Company estimates having spent approximately $200,000 to date on drilling costs and anticipates spending an additional $200,000 on horizontal drilling operations.
The Company previously disclosed that the LM #2 well is on a 13,500 acre block in which Basic has up to a twenty percent interest depending on the specific drill-site spacing unit. The Company cautions that it is unlikely that this entire acreage block will be productive. The number of wells that could be successful will depend on both the spacing requirements established by the North Dakota Industrial Commission and more importantly, geology. However, if 320 acre spacing is established, and if only 20 percent of the acreage ultimately proves commercial for development, just 20 percent of the entire block could accommodate locations for up to eight wells.
Item 9.01. Exhibits
     (C) Exhibits.

Exhibit No.	Description
99.1	Press Release dated March 15, 2006
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BASIC EARTH SCIENCE SYSTEMS, INC.
Date: March 15, 2006	By:	/s/ Ray Singleton
Ray Singleton, President

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated March 15, 2006